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Exhibit (a)(5)(iv)

FOR IMMEDIATE RELEASE	For further information, call Timothy R. Horne Senior Vice President-Finance & Treasurer
Dover, Delaware, January 26, 2006	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
ANNOUNCES FINAL RESULTS OF ITS SELF TENDER

Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), announced today the final results of its self tender. The tender offer expired at 5:00 P.M., New York City time, on January 19, 2006.

Based on the final count by the depositary for the tender offer, 2,192,413 shares of Common Stock and 1,325,000 shares of Class A Common Stock, have been tendered, including shares tendered pursuant to guaranteed delivery procedures. All of the 1,325,000 shares of Class A Common Stock have been accepted for purchase by the Company at $14.50 per share. As the tender for shares of Common Stock was oversubscribed, 1,063,937 shares of Common Stock have been accepted for purchase by the Company at $14.50 per share and a proration factor of approximately 48.26 percent for shares tendered will be applied. This means that approximately 48.26 percent of each stockholder's tendered shares of Common Stock have been accepted for purchase, except that all shares of Common Stock tendered from holders of less than 100 shares ("odd-lots") will be purchased without proration.

The Company commenced the tender offer on December 19, 2005, when it offered to purchase up to 1,063,937 shares of its outstanding Common Stock and 1,325,468 shares of its Class A Common Stock, in each case at a price of $14.50 per share. Payment for the shares validly tendered and accepted for purchase under the tender offer, and return of any shares not accepted, will occur promptly.

The dealer manager for the tender offer is Raymond James & Associates. Mellon Investor Services LLC is the information agent as well as the depositary. For questions and information, please call the information agent at - 1-888-689-2681.

This release contains or may contain forward-looking statements based on management's beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the Company's SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots—a 91,000-square foot video lottery (slots) casino complex; the Dover Downs Hotel and Conference Center—featuring luxury accommodations with conference, banquet, fine dining, ballroom and concert hall facilities; and Dover Downs Raceway—a harness racing track with pari-mutuel wagering on live and simulcast horse races.

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  Exhibit (a)(5)(iv)
DOVER DOWNS GAMING & ENTERTAINMENT, INC. ANNOUNCES FINAL RESULTS OF ITS SELF TENDER